$870,750,000

Residential Asset Mortgage Products, Inc.

Depositor

RAMP Series 2005-NC1 Trust

Issuer

Residential Funding Corporation

Master Servicer

Mortgage Asset-Backed Pass-Through Certificates, Series 2005-NC1

Supplement dated February 3, 2006

to

Prospectus Supplement dated December 22, 2005

to

Prospectus dated July 26, 2005

_________________

        The prospectus supplement is hereby revised as follows:

        The table entitled Net Mortgage Rates of the Group I Loans, which appears on page II-2 of the prospectus supplement, is hereby deleted and replaced in its entirety with the table appearing on Exhibit A hereto.

        The table entitled Net Mortgage Rates of the Group II Loans, which appears on page III-2 of the prospectus supplement, is hereby deleted and replaced in its entirety with the table appearing on Exhibit B hereto.

        The table entitled Net Mortgage Rates of the Mortgage Loans, which appears on page IV-2 of the prospectus supplement, is hereby deleted and replaced in its entirety with the table appearing on Exhibit C hereto.

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, for ninety days following the date of this supplement, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus, such delivery requirement generally may be satisfied through the filing of the prospectus supplement and prospectus with the Securities and Exchange Commission.

CREDIT SUISSE FIRST BOSTON (Joint Lead Manager and Book Runner)	GMAC RFC SECURITIES (Joint Lead Manager)

Exhibit A

Net Mortgage Rates of the Group I Loans

NET MORTGAGE RATES (%)	NUMBER OF GROUP I MORTGAGE LOANS	PRINCIPAL BALANCE	PERCENTAGE OF GROUP I MORTGAGE LOANS		AVERAGE PRINCIPAL BALANCE	Weighted Average CREDIT SCORE	Weighted Average LOAN-TO- VALUE RATIO
4.5000 - 4.9999	15	$ 4,488,673	0	.93%$	299,245	683	79.64%
5.0000 - 5.4999	86	33,084,626	6.87		384,705	658	76.45
5.5000 - 5.9999	199	64,940,647	13.49		326,335	660	79.45
6.0000 - 6.4999	308	92,854,069	19.29		301,474	644	80.50
6.5000 - 6.9999	306	80,104,965	16.64		261,781	643	81.99
7.0000 - 7.4999	358	80,803,780	16.79		225,709	619	81.41
7.5000 - 7.9999	249	52,754,680	10.96		211,866	613	83.78
8.0000 - 8.4999	203	36,021,317	7.48		177,445	608	84.23
8.5000 - 8.9999	108	16,302,713	3.39		150,951	593	84.32
9.0000 - 9.4999	79	7,617,718	1.58		96,427	607	87.04
9.5000 - 9.9999	63	6,203,647	1.29		98,471	621	91.32
10.0000 - 10.4999	48	3,687,637	0.77		76,826	597	88.65
10.5000 - 10.9999	27	1,497,559	0.31		55,465	628	99.07
11.0000 - 11.4999	17	704,397	0.15		41,435	620	99.44
11.5000 - 11.9999	6	239,660	0.05		39,943	625	97.89
12.0000 - 12.4999	3	85,278	0.02		28,426	609	76.28

Total	2,075	$481,391,367	100	.00%$	231,996	634	81.64%

        With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value for such mortgage loans.

        As of the cut-off date, the weighted average Net Mortgage Rate of the Group I Loans will be approximately 6.9091% per annum.

Exhibit B

Net Mortgage Rates of the Group II Loans

NET MORTGAGE RATES (%)	NUMBER OF GROUP II MORTGAGE LOANS	PRINCIPAL BALANCE	PERCENTAGE OF GROUP II MORTGAGE LOANS	AVERAGE PRINCIPAL BALANCE	WEIGHTED AVERAGE CREDIT SCORE	Weighted Average LOAN-TO- VALUE RATIO
4.5000 - 4.9999	16	$ 3,593,495	0.86%	$224,593	669	65.38%
5.0000 - 5.4999	80	16,709,301	3.99	208,866	646	72.67
5.5000 - 5.9999	265	56,916,129	13.60	214,778	639	73.99
6.0000 - 6.4999	395	78,694,923	18.80	199,228	630	78.42
6.5000 - 6.9999	416	74,043,365	17.69	177,989	609	78.78
7.0000 - 7.4999	468	76,065,341	18.17	162,533	601	80.72
7.5000 - 7.9999	347	52,561,016	12.56	151,473	594	82.49
8.0000 - 8.4999	255	33,856,788	8.09	132,772	588	82.88
8.5000 - 8.9999	126	14,291,724	3.41	113,426	584	83.28
9.0000 - 9.4999	80	7,064,176	1.69	88,302	571	82.67
9.5000 - 9.9999	39	2,707,638	0.65	69,427	587	86.80
10.0000 - 10.4999	18	840,044	0.20	46,669	595	88.84
10.5000 - 10.999	16	667,022	0.16	41,689	616	91.26
11.0000 - 11.4999	12	377,761	0.09	31,480	598	95.37
11.5000 - 11.9999	4	197,932	0.05	49,483	599	100.00
12.0000 - 12.4999	1	21,995	0.01	21,995	584	100.00
Total	2,538	$418,608,650	100.00%	164,936	612	79.19%

        With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value for such mortgage loans.

        As of the cut-off date, the weighted average Net Mortgage Rate of the Group II Loans will be approximately 6.9436% per annum.

Exhibit C

Net Mortgage Rates of the Mortgage Loans

NET MORTGAGE RATES (%)	NUMBER OF MORTGAGE LOANS	PRINCIPAL BALANCE	PERCENTAGE OF MORTGAGE LOANS	AVERAGE PRINCIPAL BALANCE	WEIGHTED AVERAGE CREDIT SCORE	Weighted Average LOAN-TO- VALUE RATIO
4.5000 - 4.9999	31	$ 8,082,168	0.90	$260,715	677	73.30%
5.0000 - 5.4999	166	49,793,927	5.53	299,963	654	75.18
5.5000 - 5.9999	464	121,856,777	13.54	262,622	650	76.90
6.0000 - 6.4999	703	171,548,992	19.06	244,024	638	79.55
6.5000 - 6.9999	722	154,148,330	17.13	213,502	627	80.45
7.0000 - 7.4999	826	156,869,121	17.43	189,914	610	81.07
7.5000 - 7.9999	596	105,315,696	11.70	176,704	603	83.13
8.0000 - 8.4999	458	69,878,105	7.76	152,572	598	83.58
8.5000 - 8.9999	234	30,594,437	3.40	130,745	589	83.83
9.0000 - 9.4999	159	14,681,895	1.63	92,339	590	84.93
9.5000 - 9.9999	102	8,911,285	0.99	87,366	611	89.95
10.0000 - 10.4999	66	4,527,680	0.50	68,601	597	88.69
10.5000 - 10.9999	43	2,164,581	0.24	50,339	625	96.67
11.0000 - 11.4999	29	1,082,158	0.12	37,316	612	98.02
11.5000 - 11.9999	10	437,592	0.05	43,759	613	98.84
12.0000 - 12.4999	4	107,274	0.01	26,818	604	81.14
Total	4,613	900,000,017	100.00%	195,101	624	80.50%

        With respect to the junior lien mortgage loans, this table was calculated using the combined loan-to-value for such mortgage loans.

        As of the cut-off date, the weighted average Net Mortgage Rate of the mortgage loans will be approximately 7.1380% per annum.